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                        FIRST NATIONWIDE HOLDINGS INC.
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES,
               MINORITY INTEREST AND PREFERRED STOCK DIVIDENDS

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
                                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------
                                                                 1996         1995        194        1993        1992
                                                             -----------  ----------  ----------  ---------  ----------
Fixed charges (excluding interest on deposits):
-----------------------------------------------------------
Interest on borrowings                                        $  388,626    $287,456    $ 98,888   $ 16,700    $ 11,137
Total fixed charges (excluding interest on deposits)             388,626     287,456      98,888     16,700      11,137
Rent interest factor                                               5,044       6,628       1,746        361       2,595
Income before income taxes, extraordinary item
  and minority interest                                          549,208     122,450      31,928    146,618     215,555
Earnings                                                         942,878     416,534     132,562    163,679     229,287
Fixed charges (excluding interest on deposits)                   393,670     294,064     100,634     17,061      13,732
Minority interest and preferred stock dividends                   48,045      34,584           0          0       7,623
Combined fixed charges (excluding interest on
  deposits), minority interest and preferred stock dividends     441,715     328,668     100,634     17,061      21,355
Ratio of earnings to combined fixed charges,
  (excluding interest on deposits), minority interest
  and preferred stock dividends                                     2.13x       1.27x       1.32x      9.59x      10.74x
Fixed charges (including interest on deposits):
-----------------------------------------------------------
Interest on deposits                                          $  419,174    $447,359    $100,957   $ 55,410    $430,933
Interest on borrowings                                           388,626     287,456      98,888     16,700      11,137
Total fixed charges (including interest on deposits)             807,800     734,815     199,845     72,110     442,070
Rent interest factor                                               5,044       6,628       1,746        361       2,595
Income before income taxes, extraordinary item
  and minority interest                                          549,208     122,450      31,928    146,618     215,555
Earnings                                                       1,362,052     863,893     233,519    219,089     660,220
Fixed charges (including interest on deposits)                   812,844     741,443     201,591     72,471     444,665
Minority interest and preferred stock dividends                   48,045      34,584           0          0       7,623
Combined fixed charges (including interest on
  deposits), minority interest and preferred stock
 dividends                                                       860,889     776,027     201,591     72,471     452,288
Ratio of earnings to combined fixed charges (including
  interest on deposits), minority interest and preferred
  stock dividends                                                   1.58x       1.11x       1.16x      3.02x       1.46x
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